Exhibit 99.1


Press Release Source: Isolagen, Inc.


                  ISOLAGEN, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

EXTON, Pa., May 15, 2006 /PRNewswire-FirstCall/ -- Isolagen, Inc. (Amex: ILE -
News) today announced that its Board of Directors adopted a Stockholder Rights Plan designed to enable all Isolagen stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Isolagen stockholders in the event that an unsolicited attempt is made to acquire Isolagen. The adoption of the Rights Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of Isolagen without paying all stockholders full and fair value. The Rights Plan, which was adopted following evaluation and consultation with outside advisors, is similar to those adopted by numerous publicly-traded companies and was not adopted in response to any proposal to acquire Isolagen, nor is the Board aware of any such effort to acquire Isolagen.

Under the Rights Plan, stockholders of record at the close of business on May 22, 2006 will receive one Right for each share of Isolagen common stock held on that date. The Rights, which will initially trade with the common stock and represent the right to purchase one ten-thousandth of a share of Isolagen's newly created Series C Preferred Stock at $35 per Right, become exercisable when a person or group acquires 15% or more of Isolagen's common stock (20% in the case of certain institutional stockholders) or announces a tender offer for 15% or more of the common stock. In that event, the Rights permit Isolagen stockholders, other than the acquiror, to purchase Isolagen common stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. In addition, in the event of certain business combinations, the Rights permit holders to purchase the common stock of the acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case.

The Board of Directors will be entitled to redeem the Rights for $.001 per Right at any time before the tenth business day after Isolagen's announcement that a person or group has acquired ownership of 15% or the tenth business day after commencement of a tender or exchange offer for more than 15% of the outstanding Isolagen stock. The Rights expire on May 12, 2016. The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on May 22, 2006.

Additional information concerning the rights plan, including a copy of the rights plan, will be filed on a Form 8-K with the Securities and Exchange Commission and will be accessible via the EDGAR database at http://www.sec.gov.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company's product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Isolagen's product candidates are designed to be minimally invasive and non-surgical.

For additional information, please visit: http://www.isolagen.com .